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                                                                    EXHIBIT 23.6

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of Forcenergy Inc of our report dated June 1, 1995, except as to the common stock reclassification and conversion described in Note 1 which is as of July 6, 1995, appearing on page F-3 of Forcenergy Inc's Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the references to us under the headings "Experts" and "Summary Historical Consolidated Financial Information" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Summary Historical Consolidated Financial Information."

/s/  PRICE WATERHOUSE LLP
Price Waterhouse LLP
Houston, Texas

February 10, 1998